Exhibit (d)(8)

eBay Inc. 2145 Hamilton Ave. San Jose, CA 95125 U.S.A.

Company Tax ID: 77-0430924

Notice of Grant of Award (the “Notice”) and
Award Agreement for Participants in France

[FIRST NAME LAST NAME]	Award Number:	[NUMBER]
[ADDRESS]	Plan:	DSU
	Type:	RSU

Effective as of              (the “Grant Date”), eBay Inc., a Delaware corporation (the “Company”), pursuant to its 2003 Deferred Stock Unit Plan, As Amended (the “U.S. Plan”), and the Rules of the eBay Inc. 2003 Deferred Stock Unit Plan, As Amended, for the Grant of Restricted Stock Units to Participants in France (the “French Plan”) (collectively with the U.S. Plan, referred to as the “Plan”), hereby grants to the individual listed above (“Participant”), a Restricted Stock Unit Award (the “Award”) with respect to             , the number of shares of Stock (the “Shares”). This Award is subject to all of the terms and conditions set forth herein, in the Restricted Stock Unit Award Agreement for Participants in France attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) (including without limitation the restrictions on the Shares set forth in the Restricted Stock Unit Agreement), and the Plan, all of which are incorporated herein by reference. Any capitalized terms used in this Notice without definition shall have the meanings ascribed to such terms in the Plan.

Shares	Full Vest*	Expiration

By Participant’s signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan and this Notice which includes Exhibit A (the Restricted Stock Unit Agreement). Participant has reviewed and fully understands all provisions of the Plan and this Notice in their entirety, including Exhibit A, and has had an opportunity to obtain the advice of counsel prior to executing this Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan and this Notice, including Exhibit A.

En signant ce contrat (« Restricted Stock Unit Agreement »), vous confirmez ainsi avoir lu et compris les documents relatifs au Plan (Plan Américain (« U.S. Plan »), sous-plan pour la France (« French Plan ») et la Notice d’Attribution (« Notice ») qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

*

All vesting is subject to Participant’s continued service with the Company or a Subsidiary through the applicable vesting date. With respect to Participants who are subject to taxation in the U.S. under the Code, in no event shall any Restricted Stock Units vest following Participant’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code).

eBay Inc.	Date

[Name]	Date

EXHIBIT A

EBAY INC.

2003 DEFERRED STOCK UNIT PLAN, AS AMENDED

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR PARTICIPANTS IN FRANCE

Pursuant to the Notice of Grant of Award and Award Agreement for Participants in France (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement for Participants in France (the “Agreement”) is attached, eBay Inc., a Delaware corporation (the “Company”), has granted to Participant the right to receive the number of Restricted Stock Units (the “RSUs”) under the eBay Inc. 2003 Deferred Stock Unit Plan, as amended from time to time (the “U.S. Plan”) and the Rules of the eBay Inc. 2003 Deferred Stock Unit Plan, As Amended, for the Grant of Restricted Stock Units to Participants in France (the “French Plan”) (collectively with the U.S. Plan referred to herein as the “Plan”), as set forth in the Grant Notice.

GENERAL

1. Definitions. Any capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan or the Grant Notice, as applicable.

2. Incorporation of Terms of Plan. The Award of RSUs shall constitute deferred stock units for the purposes of the Plan and shall be subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

AGREEMENT

1. Grant of the RSUs. As set forth in the Grant Notice, the Company hereby grants Participant RSUs, subject to all the terms and conditions in the Grant Notice, including this Exhibit A, and the Plan. However, no shares of Stock (the “Shares”) shall be issued to Participant until the time set forth in Section 2. Prior to actual issuance of any Shares, such RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

The RSUs are intended to qualify for the favorable tax and social security regime in France as set forth in the French Plan. Certain events may affect the status of the RSUs as French-qualified RSUs and the RSUs may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the RSUs. If the RSUs no longer qualify as French-qualified RSUs, the favorable tax and social security treatment will not apply and Participant will be required to pay his or her portion of social security contributions resulting from the RSUs.

2. Issuance of Stock.

(a) Shares shall be issued to Participant on or as soon as administratively practicable following each vesting date as set forth in the Grant Notice (the “Vesting Date”) (and in no event later than 2-1/2 months following each such Vesting Date), provided that Participant has not ceased employment with the Company or a subsidiary of the Company on or prior to such Vesting Date. Except as specifically provided in this Agreement, the Vesting Date cannot occur before the second anniversary of the Grant Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified RSUs, as described in the French Plan. After each such Vesting Date, the Company shall promptly cause to be issued (either in book-entry form or otherwise) to Participant or Participant’s beneficiaries, as the case may be, Shares with respect to RSUs that become vested on such Vesting Date. No fractional Shares shall be issued under this Agreement. Except as specifically provided in this Agreement, in the event Participant ceases employment with the Company or a subsidiary of the Company, the RSUs shall cease vesting immediately upon such cessation of employment and the unvested RSUs awarded by this Agreement and the Grant Notice shall be forfeited.

(b) Notwithstanding the Vesting Schedule set forth in the Grant Notice and the provisions regarding cessation of employment in Section 2(a) above, if Participant ceases employment with the Company or a subsidiary of the Company because of death, the RSUs shall become transferable to Participant’s heirs and the Company shall issue the Shares subject to the RSUs to Participant’s heirs upon the heirs’ request, provided the heirs contact the Company to request the issuance of the Shares within six (6) months of Participant’s death. If Participant’s heirs do not request the issuance of the Shares subject to the RSUs within six (6) months of Participant’s death, the RSUs shall be forfeited.

3. Taxes. Regardless of any action the Company and/or Participant’s employer (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state, local and/or non-U.S. tax), social security, payroll tax, or other tax-related withholding that arises in connection with the RSUs (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement, release or cancellation of the RSUs, the subsequent sale of Shares acquired pursuant to vesting of the RSUs and the receipt of any dividends, and (b) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items.

Prior to the relevant taxable event, Participant shall make arrangements satisfactory to the Company and/or the Employer to satisfy all obligations with respect to the Tax-Related Items. In this regard, Participant authorizes the Company to arrange for the Company-designated broker to sell on the market a portion of the otherwise issuable vested Shares that have an aggregate market value sufficient to pay the Tax-Related Items (a “Sell to Cover”), on Participant’s behalf and at Participant’s direction pursuant to this authorization. Any Sell to Cover arrangement shall be pursuant to terms specified by the Company from time to time.

Alternatively, or in addition to or in combination with a Sell to Cover arrangement, Participant authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligation for Tax-Related Items legally payable by Participant by one or a combination of the following: (i) requiring Participant to pay to the Company and/or the Employer any amount of Tax-Related Items; (ii) withholding any amount of Tax-Related Items from any wages or other cash compensation payable to Participant by the Company and/or the Employer, within legal limits; (iii) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs; or (iv) withholding otherwise issuable vested Shares, provided that the Company only withholds the number of Shares necessary to satisfy the minimum withholding amount or such other amount determined by the Company as not resulting in negative accounting consequences for the Company. However, no fractional Shares will be sold to cover Tax-Related Items or otherwise withheld in satisfaction of Tax-Related Items.

If the amount withheld is greater than the actual Tax-Related Items, the difference will be refunded to Participant as soon as practicable, without any interest. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described above, Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the RSUs. The Company may refuse to deliver the Shares upon vesting if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items, as described in this section.

4. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to the

Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

5. Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal or non-U.S. law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body (including any applicable non-U.S. governmental regulatory body) which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable, and (d) the lapse of any such reasonable period of time following the date the RSUs vest as the Company may from time to time establish for reasons of administrative convenience.

6. Restrictions on Transfer of Shares. Unless otherwise provided herein, Participant may not sell or otherwise transfer the Shares received upon vesting of the RSUs prior to the second anniversary of each of the respective Vesting Dates, or such other period as is required to comply with the minimum holding period applicable to French-qualified RSUs in order to benefit from the French favorable tax and social security regime.

As long as the RSUs and the Shares received upon vesting of the RSUs maintain their French-qualified status, the Shares may not be sold during Closed Periods (as defined in the French Plan) to the extent such restriction is applicable under French law. To ensure compliance with these restrictions, the Shares received upon vesting of the RSUs shall be held by the transfer agent in a book-entry account (or according to any procedure implemented by the Company) until such Shares are sold.

The restrictions in this Section 6 will apply even after Participant ceases employment with the Company or a subsidiary of the Company, except if such cessation of employment is due to death or Disability (as defined in the French Plan).

If Participant qualifies as a managing corporate officer under French law (“mandataires sociaux,” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions) and is subject to shareholding restrictions under French law, he or she must hold 20% of the Shares received upon vesting of the RSUs until Participant ceases to serve as a managing corporate officer. To ensure compliance with any applicable shareholding restrictions, the Company may require that such Shares be held by the transfer agent in a book-entry account (or according to any procedure implemented by the Company) until Participant ceases to be subject to the shareholding restrictions.

7. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

8. Award Not Transferable. This Award and the rights and privileges conferred hereby will not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner, whether voluntarily or involuntarily and by operation of law or otherwise, other than by will or the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of this provision shall be null and void and any Award which is hedged in any manner shall be immediately forfeited.

9. Nature of Grant. In accepting the Award, Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be suspended, discontinued, revised or amended by the Company at any time, unless otherwise provided in the Plan and/or this Agreement;

(b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs even if RSUs have been granted repeatedly in the past;

(c) all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment or service relationship (if any) at any time;

(f) the RSUs and any Shares acquired under the Plan are extraordinary items that do not constitute compensation for services rendered to the Employer, the Company or any subsidiary of the Company, and that are outside the scope of Participant’s employment or service contract, if any;

(g) the RSUs and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, termination, resignation, redundancy or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any subsidiary of the Company;

(h) in the event that Participant is not an employee of the Company, the RSUs and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and, furthermore, the RSUs and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with any subsidiary of the Company;

(i) the future value of the Shares subject to the RSUs is unknown and cannot be predicted with certainty;

(j) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or any diminution in value of the RSUs or Shares acquired upon vesting of the RSUs resulting from Participant’s cessation of employment with the Employer, the Company or a subsidiary of the Company (for any reason whatsoever) and Participant irrevocably releases the Employer, the Company and/or any subsidiary of the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Grant Notice, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(k) in the event of Participant’s cessation of employment with the Employer, the Company or a subsidiary of the Company, Participant’s right to receive and vest in RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed;

(l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan or Participant’s acquisition or sale of Shares; and

(m) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

10. Data Privacy Notice and Consent. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any subsidiary of the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any subsidiary of the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere, including outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than France. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares received upon vesting of the RSUs. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing Participant’s local human resources representative. Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

11. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or future RSUs granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12. Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control.

13. Governing Law and Choice of Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Grant Notice and this Agreement, regardless of the law that might be applied under such state’s conflict of laws principles. For purposes of litigating any dispute that arises directly or indirectly in respect of this Award, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

14. Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the U.S. Securities Act of 1933, as amended and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

15. Amendment, Revision and Discontinuation. To the extent permitted by the Plan, this Agreement (and the Grant Notice) may be wholly or partially amended or otherwise revised or discontinued at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, such action shall not materially adversely affect the rights and obligations of the Participant.

16. Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the post by certified mail, or its non-U.S. equivalent, with postage and fees prepaid, addressed to Participant at his or her address shown in the Company records, and to the Company at its principal executive office.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, and to the extent permissible under local law, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

18. Compliance in Form and Operation. This Agreement and the RSUs are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention. Notwithstanding any other provisions of this Agreement or the Grant Notice, the Company reserves the right, to the extent the Company deems necessary or advisable, and without any obligation to do so or to indemnify Participant for any failure to do so, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no representation that the RSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the RSUs.

19. Entire Agreement: Severability. The Plan and the Grant Notice are incorporated herein by reference. The Plan, the Grant Notice (including this Agreement) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If any provision of this Agreement, the Grant Notice or the Plan is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

*  *  *  *  *

Rules of the eBay Inc.

2003 Deferred Stock Unit Plan, As Amended,

for the Grant of Restricted Stock Units

to Participants in France

1.	Introduction.

(a) The Board of Directors of eBay Inc. (the “Company”) has established the eBay Inc. 2003 Deferred Stock Unit Plan, as amended (the “U.S. Plan”) for the benefit of certain eligible persons, including employees of the Company and its subsidiaries, including its French subsidiaries of which the Company holds directly or indirectly at least 10% of the share capital (each a “French Entity” and collectively the “French Entities”).

(b) Sections 1.3 and 2.3.3 of the U.S. Plan authorize the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) or the Board to establish such rules and regulations as it deems necessary for the proper administration of the U.S. Plan and to determine the terms and conditions of awards granted under the U.S. Plan. The Committee has determined that it is advisable to establish rules for the purpose of permitting restricted stock units granted to employees of a French Entity to qualify for the favorable tax and social security treatment available for such grants in France. The Committee, therefore, intends to establish rules under the U.S. Plan for the purpose of granting restricted stock units that qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended (“French-qualified Restricted Stock Units”), to qualifying persons who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).

The terms of the U.S. Plan applicable to restricted stock units, as set out in Appendix 1 hereto, shall, subject to the modifications in the following rules, constitute the Rules of the eBay Inc. 2003 Deferred Stock Unit Plan, As Amended, for the Grant of Restricted Stock Units to Participants in France (the “French Plan”).

Under the French Plan, qualifying employees will be granted Restricted Stock Units only as defined in Section 2 hereunder.

2.	Definitions.

Any capitalized term used in this French Plan without definition shall have the meaning ascribed to such term in the U.S. Plan.

The terms set forth below shall have the following meanings:

(a) The term “Closed Period” is defined in Section L. 225-197-1 of the French Commercial Code, as amended, as:

(i) Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii) Any period during which the corporate management of the Company possesses material information which could, if disclosed to the public, significantly impact the quotation of the Shares, until ten quotation days after the day such information is disclosed to the public.

If, after adoption of this French Plan, the French Commercial Code is amended to modify the definition and/or the applicability of the Closed Periods to French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Restricted Stock Units granted under this French Plan, to the extent required by French law.

Further, without limitation to Section 10 below, the meaning of Closed Periods shall be interpreted in accordance with the relevant provisions set forth by French tax and social security laws and the French tax and social security administrations, as well as the relevant guidelines released by the French tax and social security authorities.

(b) The term “Date of Grant” shall be the date on which the Committee both:

(i) designates the French Participant; and

(ii) specifies the terms and conditions of the Restricted Stock Units, including the number of shares of Common Stock to be issued at a future date, the conditions for the vesting of the Restricted Stock Units, and the conditions for the issuance of the shares of Common Stock underlying the Restricted Stock Units by the Company, if any, and the conditions for the transferability of the shares of Common Stock once issued, if any.

(c) The term “Disability” means disability as defined under categories 3° and 4° of Section L. 341-4 of the French Social Security Code and subject to the fulfillment of related conditions.

(d) The term “Restricted Stock Unit” shall mean a promise by the Company to issue to a French Participant, at a future date, for no cash consideration, one share of Common Stock for each Restricted Stock Unit granted to a French Participant, provided the French Participant remains employed by the French Entity or the Company, and for which any dividend and voting rights are attached only upon the issuance of the shares of Common Stock at the time of vesting of the Restricted Stock Units. Restricted Stock Units granted to French Participants shall not be settled in cash at vesting.

(e) The term “Vesting Date” shall mean the relevant date on which Restricted Stock Units are vested, as specified by the Committee, and the French Participants are entitled to receive the shares of Common Stock underlying the Restricted Stock Units. To qualify for the French favorable tax and social security regime, such Vesting Date shall not occur prior to the second anniversary of the Date of Grant, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units under

Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the favorable tax and social security regime and provided any additional conditions for the vesting that may be provided for in the Notice of Grant of Award and Award Agreement for Participants in France (the “Grant Notice”), including the Restricted Stock Unit Award Agreement for Participants in France (the “Agreement”) attached as Exhibit A, are satisfied.

3.	Eligibility to Participate.

(a) Notwithstanding any other term of this French Plan, Restricted Stock Units may be granted only to employees or corporate officers of the French Entity who hold less than ten percent (10%) of the outstanding shares of Common Stock (including unvested Restricted Stock Units) and who otherwise satisfy the eligibility conditions of Section 1.4 of the U.S. Plan.

(b) Subject to Section 3(c) below, any French Participant who, on the Date of Grant of the Restricted Stock Units, and to the extent required under French law, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Entity or who is a corporate officer of a French Entity shall be eligible to receive, at the discretion of the Committee, Restricted Stock Units under this French Plan, provided he or she also satisfies the eligibility conditions of Section 1.4 of the U.S. Plan.

(c) Restricted Stock Units may not be issued to corporate officers of French Entities, other than the managing corporate officers (i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions) unless the corporate officer is an employee of a French Entity, as defined by French law.

4.	Conditions of the Restricted Stock Units.

(a) Vesting of Restricted Stock Units. Restricted Stock Units will not vest prior to the second anniversary of the Date of Grant in accordance with the Vesting Date defined under Section 2(f) above and provided any additional conditions for the vesting that may be provided for in the Grant Notice, including the Agreement attached as Exhibit A, are satisfied. However, notwithstanding the foregoing, in the event of the death of a French Participant, all of his or her outstanding Restricted Stock Units shall become vested under the conditions set forth in Section 5 of this French Plan.

(b) Transfer of Shares. The sale or transfer of the shares of Common Stock issued pursuant to the Restricted Stock Units held by the French Participants shall not occur prior to the relevant anniversary of the Vesting Date specified by the Committee and in no case prior to the second anniversary of the Vesting Date, or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, or under the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the favorable tax and social security regime. This holding period applies even after the French Participant is no longer an employee or corporate officer of a French Entity, except as provided for in Section 5 of this French Plan.

In addition, the shares of Common Stock may not be sold or transferred during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, and as interpreted by the French administrative guidelines, to the extent Closed Periods are applicable to the shares of Common Stock underlying French-qualified Restricted Stock Units.

To the extent required for French-qualified Restricted Stock Units, the Committee may specify a specific holding period for the shares of Common Stock underlying the French-qualified Restricted Stock Units with respect to French Participants who qualify as managing corporate officers under French law (“mandataires sociaux”), as defined under Section 3(c) of this French RSU Plan.

(c) French Participant’s Account. The shares of Common Stock issued to a French Participant shall be recorded in the name of the French Participant in an account with the Company or a broker, or in such other manner as the Company may otherwise determine, to ensure compliance with applicable restrictions and holding periods provided under French law.

5.	Death and Disability.

If a French Participant’s service to the Company or any subsidiary terminates by reason of his or her death, the Restricted Stock Units held by the French Participant at the time of death become transferable to the French Participant’s heirs. The Company shall issue the shares of Common Stock underlying the Restricted Stock Units to the French Participant’s heirs, at their request, if such request occurs within six (6) months following the death of the French Participant and pursuant to the conditions provided for in the Grant Notice, including the Agreement attached as Exhibit A. If the French Participant’s heirs do not request the issuance of the shares of Common Stock underlying the Restricted Stock Units within six (6) months following the French Participant’s death, the Restricted Stock Units will be forfeited.

The French Participant’s heirs are not subject to the restrictions on the sale of shares of Common Stock set forth in Section 4(b) of this French Plan.

In case of Disability of the French Participant, the French Participant is no longer subject to the restrictions on the sale of shares of Common Stock set forth in Section 4(b) of this French Plan.

6.	Adjustments upon Changes in Capital Structure.

In the event of a capitalization adjustment or Equity Restructuring as set forth in Sections 1.6.2 and 1.6.3 of the U.S. Plan, adjustment to the terms and conditions of the French-qualified Restricted Stock Units or underlying shares of Common Stock may be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Committee, at its discretion, may decide to make adjustments in the case of a capitalization adjustment or Equity Restructuring for which adjustments are not authorized under French law, in which case, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units and the favorable tax and social security treatment may be lost.

Assumption or substitution of the Restricted Stock Units in the case of certain capitalization adjustments as well as an acceleration of vesting or the holding period or any other mechanism implemented upon certain capitalization adjustments, or in any other event, may result in the Restricted Stock Units no longer being eligible for the favorable French tax and social security treatment.

7.	Disqualification of Restricted Stock Units.

If the Restricted Stock Units are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law or by decision of the Company’s shareholders, the Board, or the Committee and the modification or adjustment is contrary to the terms and conditions of this French Plan, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units.

If the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units, the Committee may, provided it is authorized to do so under the U.S. Plan, and in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or the sale of the shares of Common Stock underlying the Restricted Stock Units which may have been imposed under this French Plan or in the Grant Notice, including the Agreement attached as Exhibit A delivered to the French Participant.

8.	Interpretation.

It is intended that the Restricted Stock Units granted under this French Plan shall qualify for the favorable tax and social security treatment applicable to shares granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws, but no undertaking is made to maintain such status.

The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations, and the relevant guidelines released by the French tax and social security authorities and subject to the fulfillment of any applicable legal, tax and reporting obligations, if applicable.

9.	Employment Rights.

The adoption of this French Plan shall not confer upon the French Participants or any employees of a French Entity, any employment rights and shall not be construed as a part of any employment contracts that a French Entity has with its employees.

10.	Non-Transferability.

Notwithstanding any provision in the U.S. Plan to the contrary and, except in the case of death, the Restricted Stock Units shall not be transferred to any third party other than the Participant’s heirs, and shares of Common Stock shall be issued only to the French Participant during his or her lifetime.

11.	Amendments.

Subject to the terms of the U.S. Plan, the Committee reserves the right to amend or terminate the French Plan at any time.

12.	Effective Date.

The French Plan is effective as of June 30, 2009.

Appendix 1

[U.S. Plan]